PROMISSORY NOTE

$150,000	September 26, 2011

               FOR VALUE RECEIVED, American Scientific Resources, Inc. (the "Maker"), with its primary offices located at 125 NW 11th Street, Boca Raton, FL  33432, promises to pay to the order of Lanktree Consulting Corporation (the "Holder"), upon the terms set forth below, the principal sum of One Hundred and Fifty Thousand Dollars ($150,000) on the unpaid principal sum outstanding (this secured promissory note, the “Note”).

1.           Principal      Maker shall be required to pay the Holder an amount in cash, wire transfer or check equal to the principal amount, on or before March 26, 2012.
2.
(a.) “Payment of Interest”, Interest on the unpaid principal balance of this Note shall accrue at a rate of Twelve percent (12%) per annum commencing on the Issuance Date.  Interest shall be computed on an annual basis of a 365-day year and actual days elapsed.  Interest of $1,500 shall be paid monthly.

3.           Optional Conversion.  The Holder shall have the right, but not the obligation to convert all or any portion of the outstanding Principal Amount and/or accrued interest and fees due and payable into fully paid and nonassessable shares of the Common Stock at the Fixed Conversion Price. The shares of Common Stock to be issued upon such conversion are herein referred to as the “Conversion Shares.”  The “Fixed Conversion Price” shall mean $0.10.  If any other shareholder or noteholder converts at a lower price, than this note will also convert at that lower price.

4.           The Maker shall also pay to the Holder 1,500,000 shares of restricted common stock.

5.           Other convertible debt instruments to Lanktree Consulting Corporation will be amended to change the fixed conversion price to $0.10 per share.  They are listed in Exhibit A.

6.           Events of Default.

(a) "Event of Default", wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) any default in the payment of the principal of this Note, as and when the same shall become due and payable;

(ii) Maker shall fail to observe or perform any obligation or shall breach any term or provision of this Note;

(iii) Maker shall fail to observe or perform any obligation or shall breach any term or provision of the Joint Venture Agreement between Maker and Payee;

(iv) Maker shall commence, or there shall be commenced against Maker, a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or Maker commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Maker, or there is commenced against Maker, any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or Maker is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Maker suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or Maker, makes a general assignment for the benefit of creditors; or Maker, shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or Maker shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or Maker shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by Maker for the purpose of effecting any of the foregoing; or

(b) If any Event of Default occurs, the full principal amount of this Note, shall become, at the Payee's election, immediately due and payable in cash, with default interest accruing at 3% per month in cash and 3% per month in equity on any unpaid obligation; the default interest rate will be the sole interest rate.  The Payee need not provide and Maker hereby waives any presentment, demand, protest or other notice of any kind, and the Payee may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Payee at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

7.           No Waiver of Payee's Rights. All payments of principal shall be made without setoff, deduction or counterclaim. No delay or failure on the part of the Payee in exercising any of its options, powers or rights, nor any partial or single exercise of its options, powers or rights shall constitute a waiver thereof or of any other option, power or right, and no waiver on the part of the Payee of any of its options, powers or rights shall constitute a waiver of any other option, power or right. Maker hereby waives presentment of payment, protest, and all notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. Acceptance by the Payee of less than the full amount due and payable hereunder shall in no way limit the right of the Payee to require full payment of all sums due and payable hereunder in accordance with the terms hereof.

Modifications. No term or provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

8.           Cumulative Rights and Remedies; Usury. The rights and remedies of Payee expressed herein are cumulative and not exclusive of any rights and remedies otherwise available under this Note, the Security Agreement, the Guarantee or applicable law (including at equity). The election of Payee to avail itself of any one or more remedies shall not be a bar to any other available remedies, which Maker agrees Payee may take from time to time. If it shall be found that any interest due hereunder arising from an Event of Default shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall be reduced to the maximum permitted rate of interest under such law.

9.           Collection Expenses.        If Payee shall commence an action or proceeding to enforce this Note, then Maker shall reimburse Payee for its costs of collection and reasonable attorneys fees incurred with the investigation, preparation and prosecution of such action or proceeding.

10.         Severability.  If any provision of this Note is declared by a court of competent jurisdiction to be in any way invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

11.         Successors and Assigns. This Note shall be binding upon Maker and its successors and shall inure to the benefit of the Payee and its successors and assigns. The term "Payee" as used herein, shall also include any endorsee, assignee or other holder of this Note.

12.         Lost or Stolen Promissory Note. If this Note is lost, stolen, mutilated or otherwise destroyed, Maker shall execute and deliver to the Payee a new promissory note containing the same terms, and in the same form, as this Note. In such event, Maker may require the Payee to deliver to Maker an affidavit of lost instrument and customary indemnity in respect thereof as a condition to the delivery of any such new promissory note. Any costs incurred pursuant to this paragraph shall be the responsibility of the Payee.

13.         Due Authorization. This Note has been duly authorized, executed and delivered by Maker and is the legal obligation of Maker, enforceable against Maker in accordance with its terms.

14.         Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each of Maker and Payee agree that all legal proceedings concerning the interpretations, enforcement and defense of this Note shall be commenced in the Courts of the State of New York, located in New York, New York, the courts of the United States of America for the District of New York, and appellate courts from any thereof (the "New York Courts"). Each of Maker and Payee hereby irrevocably submit to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each of Maker and Payee hereby irrevocably waive personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to the other at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each of Maker and Payee hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.

Maker may prepay this Note in whole or in part at any time, and from time to time, without being required to pay any penalty or premium for such privilege. The Maker must notify the Holder thirty (30) days prior to a prepayment. The undersigned signs this Note as a maker and not as a surety or guarantor or in any other capacity.

By:	/s/ Christopher F. Tirotta, MD, MBA
Name: Christopher F. Tirotta, MD, MBA
Title: CEO/Chairman

Exhibit A

Loan 1: Principal $330,000

Loan 2: Principal $44,000

Loan 3: Principal $300,000

Loan 4: Principal $25,000

Loan 5: Principal $50,000